EXHIBIT 16



May 10, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549




Dear Sir/Madam,

We have read the paragraphs in Item 4 included in the Form 8-K dated May 10, 2002 of CRIIMI MAE, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP






Copy to:
Ms. Cynthia O. Azzara, CFO and SVP, CRIIMI MAE, Inc.